Exhibit 3.17

CERTIFICATE OF FORMATION

OF

CALUMET PENRECO, LLC

This Certificate of Formation of Calumet Penreco, LLC (the “LLC”) dated August 28, 2007, is being duly executed and filed by Drake Angel, as an authorized person, to form a’ limited liability company under the Delaware Limited Liability Company Act (6 Del. C. 18-101, et seq.).

FIRST. The name of the limited liability company formed hereby is Calumet Penreco, LLC.

SECOND. The address of the registered office of the LLC in the State of Delaware is do The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

THIRD. The name and address of the registered agent for service of process on the LLC in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Darice Angel
Darice Angel
Authorized Person